FOR RELEASE
November 16, 2012

Contacts: Rob Stewart	Media Contact: Adam Handelsman
Investor Relations	President & Founder
Tel (949) 480-8300	SpecOps Communications
Fax (949) 480-8301	(212) 518-7721
adam@specopscomm.com

ACACIA RESEARCH CORPORATION ANNOUNCES
ADOPTION OF STOCK REPURCHASE PROGRAM OF UP TO $100 MILLION

Newport Beach, Calif. – (BUSINESS WIRE) November 16, 2012 – Acacia Research Corporation (Nasdaq: ACTG) announced today that the Company’s Board of Directors has authorized a program for repurchases of shares of the Company’s outstanding common stock.  The stock repurchase program will be put into effect immediately.

Under the stock repurchase program, the Company is authorized to purchase in the aggregate up to $100 million of its common stock through the period ending May 15, 2013.  Repurchases may be made from time to time by the Company in the open market or in block purchases in compliance with applicable Securities and Exchange Commission rules.

Acacia Research Corporation CEO, Paul Ryan, commented, “the Board authorization to repurchase shares is an attractive opportunity to enhance stockholder value.  Acacia’s strong balance sheet with $410 million in cash and investments and no debt provides us with plenty of capital to grow the business while also reducing the share count.  Acacia has invested $214 million in new patent assets during 2012 and has generated record revenues of $185 million for the first 9 months of 2012, which already surpasses our previous full-year record revenue of $172 million generated last year.  Acacia continues to see an acceleration of opportunities to grow its business and as the market leader its subsidiaries now control 250 different patent portfolios.”

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research Corporation’s subsidiaries partner with inventors and patent owners, license the patents to corporate users, and share the revenue.  Acacia Research Corporation’s subsidiaries control 250 patent portfolios, covering technologies used in a wide variety of industries.

Information about Acacia Research Corporation and its subsidiaries is available at www.acaciaresearchgroup.com and www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such statements, including those related to capital needed for growth and the opportunities for growth, are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully identify and acquire new patent assets, our ability to develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.